Exhibit 10.3

NOTICE OF REDEMPTION AND SETTLEMENT AGREEMENT

NOTICE OF REDEMPTION AND SETTLEMENT AGREEMENT (the “Agreement”) is made as of the 26th day of September 2013 by and among Advaxis, Inc., a Delaware corporation (the “Company”), Optimus Capital Partners, LLC, a Delaware limited liability company, dba Optimus Life Sciences Capital Partners, LLC (“Optimus Life Sciences”), Optimus CG II, Ltd., a Cayman Islands exempted Company (“Optimus CG II”), Socius CG II, Ltd., a Bermuda exempted Company (“Socius” and collectively with Optimus Life Sciences, Optimus CG II and their respective designees, the “Investors”), and, solely for purposes of Section 2.4, Crede CG III, Ltd., a wholly owned-subsidiary of Crede Capital Group, LLC. (“Crede”).

WHEREAS, the Company and Optimus Life Sciences have entered into that certain Preferred Stock Purchase Agreement, dated as of July 19, 2010, as amended by Amendment No. 1 to Preferred Stock Purchase Agreement, dated as of April 4, 2011 (the “Preferred Stock Purchase Agreement”), pursuant to which, among other things, the Company (i) agreed to issue to Optimus Life Sciences up to 750 shares of Series B Preferred Stock, $0.001 par value (the “Series B Preferred Stock”), subject to the terms and conditions set forth in the Preferred Stock Purchase Agreement and (ii) issued a warrant (the “Existing Warrant”) to Optimus CG II (as Optimus Life Sciences’ designee), dated as of April 4, 2011, to purchase up to 25,560,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, as of the date hereof, 740 shares of Series B Preferred Stock (the “Preferred Shares”) are issued and outstanding in the name of Optimus Life Sciences;

WHEREAS, as of the date hereof, secured promissory notes issued by Optimus CG II to the Company have an outstanding aggregate principal amount of approximately $10,633,584 (the “Secured Promissory Notes”);

WHEREAS, on July 24, 2012, the Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County, Florida entered an Order Approving Stipulation for Settlement of Claim (the “Order”), in the matter titled Socius CG II, Ltd. v. Advaxis, Inc.;

WHEREAS, the Order and the Stipulation for Settlement of Claim, dated July 23, 2012, between the Company and Socius (the “Stipulation”), provide for the full and final settlement of Socius’s $2,888,860 claim against the Company in connection with past due invoices relating to clinical trial services (the “Claim”);

WHEREAS, pursuant to the Order and the Stipulation, prior to the date of this Agreement the Company has issued and delivered to Socius an aggregate of 24,058,407 shares (192,467 on a post-split basis) of Common Stock (the “Previously Issued Settlement Shares”);

WHEREAS, the Company and the Investors acknowledge that the Company is required to issue additional shares of Common Stock to Socius pursuant to the Order and the Stipulation; and

WHEREAS, the Company and the Investors desire to (i) effect the voluntary redemption by the Company of the Preferred Shares for an aggregate redemption price equal to the value of the Secured Promissory Notes being cancelled (the “Redemption Price”) (ii) cancel the Secured Promissory Notes as payment of the Redemption Price, (iii) issue to the Investors pursuant to the Order and Stipulation 33,750 shares of Common Stock (the “Additional Settlement Shares”), (iv) cancel the Existing Warrant, and (v) execute a mutual release of any claims held by the Investors and the Company with respect to the Claim.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the premises and the mutual agreements, representations and warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                  Redemption. On the Closing Date (as defined below), subject to the terms and conditions of this Agreement, the Company shall redeem the Preferred Shares for the Redemption Price. Notwithstanding anything set forth in Sections 6(b) or 6(d) of the Certificate of Designations of Preferences, Rights and Limitations of Series B Preferred Stock of the Company dated as of July 19, 2010, the Company and Optimus Life Sciences agree that (i) the Redemption Price shall be paid solely through the cancellation of the Secured Promissory Notes and (ii) the cancellation of the Secured Promissory Notes shall be sufficient to satisfy the Redemption Price in full and that no other payments or consideration is required to be paid or made to the investor to redeem the Preferred Shares in full. At the Closing (as defined below), the following transactions shall occur (such transactions in this Section 1, the “Redemption”):

1.1              Optimus Life Sciences shall deliver or cause to be delivered to the Company the Preferred Shares free and clear of all liens. At the Closing, all of Optimus Life Science’s rights under the Preferred Shares shall be extinguished, and the Preferred Shares shall be cancelled and shall cease to exist.

1.2              The Company shall cancel the Secured Promissory Notes and deliver, or cause to be delivered, such cancelled Secured Promissory Notes to Optimus CG II.

1.3              The Company and the Investors shall execute and/or deliver such other documents and agreements as are customary and reasonably necessary to effectuate the Redemption.

2.                  Additional Agreements. The parties hereto further agree as follows:

2.1              Issuance of Additional Settlement Shares; Cancellation of Existing Warrant.

(a)                The Company and Socius hereby acknowledge and agree that the issuance of the Additional Settlement Shares as contemplated hereby, together with the Previously Issued Settlement Shares, shall constitute full and final satisfaction of the Claim in accordance with the Order and Stipulation.

2

(b)               On the Closing Date, the Company shall (i) cause the transfer agent for the Common Stock to credit the Additional Settlement Shares to Socius’ or its designee’s balance account in accordance with the instructions previously provided by Socius with The Depository Trust Company through its Deposit/Withdrawal at Custodian system without any restriction on transfer or resale, and (ii) cause its legal counsel to issue an opinion to its transfer agent, in form and substance reasonably acceptable to Socius and such transfer agent, that the Additional Settlement Shares (A) shall be legally issued, fully paid and non-assessable, (B) when issued in accordance with the Order shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 3(a)(10) of the Securities Act and (C) may be issued without any restriction on transfer or resale.

(c)                On the Closing Date, the parties hereto agree that the Existing Warrant shall be deemed cancelled without any further action required by any party hereto.

2.2              Waiver. Effective as of the Closing Date, the Investor and the Company hereby acknowledge that all of the Preferred Shares, the Secured Promissory Notes and the Existing Warrant shall be null and void and of no further force and effect and irrevocably and forever discharges the other party from any and all obligations under the Preferred Shares, the Secured Promissory Notes and the Existing Warrant.

2.3              Releases.

(a)                In consideration of the transactions contemplated by this Agreement, including without limitation the issuance of the Additional Settlement Shares, effective as of the Closing Date, the Investors on behalf of themselves and, to the extent permitted by law, their respective heirs, executors, administrators, devisees, trustees, partners, directors, officers, shareholders, employees, consultants, representatives, predecessors, principals, agents, parents, associates, affiliates, subsidiaries, attorneys, accountants, successors, successors-in-interest and assigns (collectively, the “Investor Releasing Persons”), hereby, knowingly, voluntarily and with full understanding of its terms and effects, waives and releases, to the fullest extent permitted by law, any and all actions, causes of action, covenants, contracts, claims and demands whatsoever, known and unknown, relating to the Existing Claims (as defined below) that any of the Investor Releasing Persons had, currently has or may have, that are directly or indirectly related to, based upon, arise out of, or arise in connection with any fact, matter, act or omission, cause, transaction, occurrence or thing occurring up to the date of this release against (i) the Company, (ii) any of the Company’s current or former parents, affiliates, subsidiaries, predecessors, assigns, attorneys or counsel, accountants, auditors, employees, consultants or representatives, or (iii) any of the Company’s or such other persons’ or entities’ current or former officers, directors, employees, agents, principals, and signatories or, in the case of any person or entity other than the Company or any of its subsidiaries, such other persons’ or entities’ current or former members, partners, shareholders, agents, principals, signatories, advisors, spouses, heirs, estates, executors and associates and members of their immediate families (the aforementioned persons and entities set forth in (i), (ii) and (iii) being hereinafter collectively referred to as the “Company Parties”). Each Investor hereby acknowledges that such Investor has not relied on any representations or statements of the Company or any other person not set forth herein.

3

(b)               In consideration of the transactions contemplated by this Agreement, including without limitation the issuance of the Additional Settlement Shares, effective as of the Closing Date, the Company on behalf of itself and, to the extent permitted by law, its heirs, executors, administrators, devisees, trustees, partners, directors, officers, shareholders, employees, consultants, representatives, predecessors, principals, agents, parents, associates, affiliates, subsidiaries, attorneys, accountants, successors, successors-in-interest and assigns (collectively, the “Company Releasing Persons”), hereby, knowingly, voluntarily and with full understanding of its terms and effects, waives and releases, to the fullest extent permitted by law, any and all actions, causes of action, covenants, contracts, claims and demands whatsoever, known and unknown, relating to the Existing Claims (as defined below) that any of the Company Releasing Persons had, currently has or may have, that are directly or indirectly related to, based upon, arise out of, or arise in connection with any fact, matter, act or omission, cause, transaction, occurrence or thing occurring up to the date of this release against (i) any of the Investors, (ii) any of the Investors’ respective current or former parents, affiliates, subsidiaries, predecessors, assigns, attorneys or counsel, accountants, auditors, employees, consultants or representatives, or (iii) any of the Investors’ or such other persons’ or entities’ respective current or former officers, directors, employees, agents, principals, and signatories or, in the case of any person or entity other than the Investor or any of its subsidiaries, such other persons’ or entities’ current or former members, partners, shareholders, agents, principals, signatories, advisors, spouses, heirs, estates, executors and associates and members of their immediate families (the aforementioned persons and entities set forth in (i), (ii) and (iii) being hereinafter collectively referred to as the “Investor Parties”). The Company hereby acknowledges that the Company has not relied on any representations or statements of the Investors or any other person not set forth herein.

(c)                For purposes of this Agreement, “Existing Claims” shall mean the Claim, and all other actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, whether known or unknown, in law, admiralty, or equity, against any of the Company Parties or Investor Parties, as applicable, which the Investor Releasing Persons or Company Releasing Persons, as applicable, ever had, now has or hereafter can, shall, or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement, including without limitation any and all claims which were or could have been asserted by any Investor Releasing Person or Company Releasing Person, as applicable, related to the Order and Stipulation, and the Preferred Shares, the Secured Promissory Notes and the Existing Warrant.

2.4              Trading in Common Stock. The Investors and Crede hereby agree that neither they, nor any of their designees that shall hold any Additional Settlement Shares, shall sell or offer to sell, directly or indirectly (including, without limitation, through derivative transactions such as cash-settled total return swaps and options), any Additional Settlement Shares on, or over the course of, any single trading day in excess of 15% of the daily trading volume in the Common Stock on such trading day on all national securities exchanges or automated quotation systems on which the Common Stock is listed or designated for quotation (as the case may be), excluding any sales of Common Stock by the Investors, Crede or their respective designees.

4

3.                  The Closing(s). The transactions contemplated by this Agreement shall take place at the offices of Greenberg Traurig, LLP, The MetLife Building, 200 Park Avenue, New York, New York 10166, on the date hereof or at such other time and place as the Company and the Investor mutually agree (the “Closing” and the “Closing Date”).

4.                  Representations and Warranties of the Company. The Company hereby represents and warrants to Investor that:

4.1              Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

4.2              Capitalization and Voting Rights. The authorized capital of the Company as of the date hereof consists of (i) 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which 740 are presently issued and outstanding, and (ii) 25,000,000 shares of Common Stock, of which 4,872,372 shares of Common Stock were issued and outstanding as of July 12, 2013.

4.3              Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder and thereunder, including, without limitation, the issuance of the Additional Settlement Shares have been taken on or prior to the date hereof.

4.4              Valid Issuance of the Securities. The Additional Settlement Shares have been duly authorized by all necessary corporate action and, when issued and delivered in accordance with the terms of this Agreement, for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances and preemptive and similar rights to subscribe for or purchase securities.

5.                  Representations and Warranties of the Investors. The Investor hereby jointly and severally represent, warrant and covenant that:

5.1              Authorization. Each Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder.

5

5.2              Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of each Investor and shall constitute the legal, valid and binding obligation of each Investor enforceable against each Investor in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

5.3              No Conflicts. The execution, delivery and performance by each Investor of this Agreement, and the consummation by each Investor of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Investor, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

5.4              Reliance on Exemptions. The Investors understand that the Additional Settlement Shares are being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investors’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investors set forth herein in order to determine the availability of such exemptions and the eligibility of the Investors to acquire the Additional Settlement Shares.

5.5              Information. The Investors and their advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and issuance of the Additional Settlement Shares which have been requested by the Investors. The Investors and their advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by the Investors or their advisors, if any, or their representatives shall modify, amend or affect the Investors’ right to rely on the Company’s representations and warranties contained herein. The Investors understand that their investment in the Additional Settlement Shares involves a high degree of risk. The Investors have sought such accounting, legal and tax advice as they have considered necessary to make an informed investment decision with respect to their acquisition of the Additional Settlement Shares. The Investors are relying solely on their own accounting, legal and tax advisors, and not on any statements of the Company or any of its agents or representatives, for such accounting, legal and tax advice with respect to its acquisition of the Additional Settlement Shares and the transactions contemplated by this Agreement.

6

6.                  Miscellaneous

6.1              Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2              Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

6.3              Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and each of the Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Investor and the Company.

6.4              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

 [SIGNATURES ON THE FOLLOWING PAGE]

7

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date provided above.

ADVAXIS, INC.

By: /s/ Mark J. Rosenblum

Name: Mark. J. Rosenblum

Title: Chief Financial Officer

Optimus Capital Partners, LLC

By: /s/ Terren Peizer

Name: Terren Peizer

Title: Managing Director

Optimus CG II, Ltd.

By: /s/ Terren Peizer

Name: Terren Peizer

Title: Managing Director

Socius CG II, Ltd.

By: /s/ Terren Peizer

Name: Terren Peizer

Title: Managing Director

Crede CG III, Ltd.

By: /s/ Terren Peizer

Name: Terren Peizer

Title: Managing Director